                                                                Exhibit 99.2

                    SECURITY OWNERSHIP OF PRINCIPAL
                      STOCKHOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 10, 1998, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998, by (i) each executive officer and director of the Company,
(ii) all directors and executive officers as a group (iii) stockholders holding 5% or more of the Company's Common Stock.

                                                                 Amount and Nature of Beneficial Ownership
                                                           ----------------------------------------------------
                                                                          Presently
                                                             Company     Exercisable
Executive Officers, Directors and Principal Stockholders      Stock       Options(1)      Total      Percent(2)
--------------------------------------------------------   ----------    -----------    ---------    ----------
William B. Ginsberg.....................................      359,746        656,673    1,016,419        5.92%
J. Barclay Knapp........................................      139,734        282,028      421,762        2.51
Richard J. Lubasch(4)...................................       43,124        111,784      154,908           *
Stanton N. Williams.....................................       36,450        111,000      147,450           *
Gregg Gorelick..........................................        2,406         58,252       60,658           *
Del Mintz(5)............................................      369,674         52,782      422,456        2.55
Sidney R. Knafel(6).....................................      258,151         52,782      310,933        1.88
Alan J. Patriocof(7)....................................       19,395         52,782       72,177           *
Warren Potash...........................................           94         52,782       52,876           *
All directors and officers as a group (9 in number).....    1,228,774      1,430,865    2,659,639       14.82

Massachusetts Principal Services Company(8).............    1,871,113             **           **       11.33
  500 Boylston Street
  Boston, MA 02116
HBK Investments L.P.(9).................................    1,057,800             **           **        6.41
HBK Finance L.P.(10)
  777 Main Street, Suite 2750
  Fort Worth, TX 76102
President and Fellows of Harvard College(10)............      905,325             **           **        5.48
  600 Atlantic Avenue
  Boston, MA 02210
T. Rowe Price Associates, Inc.(11)......................      855,300             **           **        5.18
  100 E. Pratt Street
  Baltimore, MD 21202



------------------------
* Represents less than one percent.

(1) Includes shares of Common Stock purchasable upon the exercise of options which are exercisable or become so in the next 60 days ("Presently Exercisable Options").

(2) Includes Common Stock and Presently Exercisable Options.

(3) Includes 21,750 shares of Common Stock owned by Mr. Ginsberg's wife, as to which shares Mr. Ginsberg disclaims beneficial ownership.

(4) Includes 187 shares of Common Stock owned by Mr. Lubasch as custodian for his child, as to which shares Mr. Lubasch disclaims beneficial ownership.

(5) Includes 20,740 shares of Common Stock owned by Mr. Mintz's children or by

    Mr. Mintz's children as trustees for their children, 43 shares owned by Mr. Mintz's wife and 22,876 shares which were purchased by CBDM, Inc., a subchapter "S" Corporation that is owned by the children and grandchildren of Mr. Mintz. Mr. Mintz acts in an advisory capacity to the shareholders of CBDM, Inc. Mr. Mintz disclaims beneficial ownership of all of the shares referenced in this note.

(6) Includes 80,311 shares of Common Stock owned by a trust account for the benefit of a child of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership. An additional 80,311 shares are owned by an adult child of Mr. Knafel, as to which shares Mr. Knafel disclaims beneficial ownership.

                                       (footnotes continued on following page)

(7) Includes 117 shares of Common Stock owned by Mr. Patricof's wife, 454 shares owned by, or in trust for the benefit of, Mr. Petricof's children as to which Mr. Patricof disclaims beneficial ownership.

(8) Based solely upon a Form 13-G, Amendment No. 2, dated February 13, 1998, filed by Massachusetts Financial Services Company.

(9) Based solely upon a Form 13-D, dated March 2, 1998, filed by HBK Investments L.P. and HBK Finance L.P.

(10) Based solely upon a Form 13-G, dated February 12, 1998, filed by President and Fellows of Harvard College.

(11) Based solely upon a Form 13-G, dated February 12, 1998, filed by T. Rowe Price Associates, Inc.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities file with the SEC, and with each exchange on which the Common Stock trades, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) forms they file.

          To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                              ELECTION OF DIRECTORS
                                    (ITEM 1)

ELECTION OF DIRECTORS

          Pursuant to the Company's Restated Certificate of Incorporation, which provides for a classified Board of Directors, the Board of Directors consists of three classes of directors with overlapping three year terms. One class of directors is to be elected each year with terms expiring on the third succeeding annual meeting after such election. The terms of two directors expire this year. Accordingly, at the meeting, two directors will be elected to serve for a three year term and until their successors shall have been elected and qualified. Unless otherwise indicated on any proxy, the proxy holders intend to vote the shares it represents for the nominees whose biographical sketches appear in the section immediately following. Both of the nominees are now serving as directors of the Company and were previously elected by the Company's stockholders. As the result of the resignations of one director in each of April 1994 and June 1997, there are two vacancies on the Board of Directors, and there is no intention to fill these vacancies at this time.

          The election to the Board of Directors of each of the nominees identified in this Proxy Statement will require the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote. In tabulating the vote, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES IDENTIFIED FOR REELECTION.

         The votes applicable to the shares represented by proxies in the accompanying form will be cast in favor of the two nominees below. While it is not anticipated that any of the nominees will be unable to serve, if any should be usable to serve, the proxy holders reserve the right to substitute any other person.

         The nominees and continuing directors of the Company were elected by the Company's stockholders in 1995, 1996, and 1997, as applicable. The continuing directors will serve for the terms indicated and until their successors are duly elected and qualified.


               PRESENT DIRECTORS WHO ARE NOMINEES FOR REELECTION

                                                                                         POSITION
NAME                                          AGE                                (PROPOSED TERM AS DIRECTOR)
----                                          ---                                ---------------------------

Sidney R. Knafel ............................. 67                                Director (2001)
Del Mintz .................................... 70                                Director (2001)


               CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING


                                                                                         POSITION
NAME                                          AGE                                    TERM AS DIRECTOR
----                                          ---                                    ----------------
William H. Ginsberg .........................  54                                    Director, President and Chief
                                                                                     Executive officer (1999)

J. Barclay Knapp ............................  41                                    Director, Executive Vice President,
                                                                                     and Chief Operating Officer (1999)

Alan J. Patricof ............................  63                                    Director (2000)

Warren Potash ...............................  66                                    Director (2000)


         Additional information as of April 14, 1998 regarding the two nominees for election as directors and the continuing directors and information regarding executive officers of the Company is as follows:


NOMINEES

         Sidney R. Knafel, a director from and prior to the July 1991 distribution by Cellular Communications, Inc. ("CCI") to its stockholders of the Common Stock of the Company (the "Distribution"), has been Managing Partner of SRK Management Company, a private investment concern, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. And BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc., NTL Incorporated ("NTL"), CoreComm Incorporated ("CoreComm") and some privately owned companies.

         Del Mintz, a director of the Company from and prior to the Distribution, is President of Cleveland Mobile TeleTrak, Inc. and Cleveland Mobile Radio Sales, Inc. and Ohio Mobile TeleTrak, Inc., companies providing telephone answering and radio communications services to Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessors of these companies since 1967. Mr. Mintz is President of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before such company was acquired by merger with CCI's predecessor in 1985. Mr. Mintz is also a director of NTL, CoreComm and several privately owned companies.

CONTINUING DIRECTORS

         William B. Ginsberg, has been President, Chief Executive Officer and a director of the Company from and prior to the Distribution. In April 1994, Mr. Ginsberg was appointed as Chairman of the Company. Mr. Ginsberg had also been President, Chief Executive Officer and a director of CCI since its founding in 1981 until its merger in 1996 into a subsidiary of AirTouch Communications Inc. (the "CCI Merger").

     J. Barclay Knapp, has been Executive vice President, Chief Operating Officer and a director of the Company form and prior to the Distribution. Mr. Knapp was also Chief Financial Officer of the company until March 1995. Mr. Knapp was a director and Executive Vice President, Chief Operating Officer and Chief Financial Officer of CCI until the OCI Merger. In addition, Mr. Knapp is a director, President, Chief Financial Officer and Chief Executive Officer of NTL and a director, President and Chief Executive Officer of CoreComm.

     Alan J. Patricof, a director from and prior to the Distribution, is Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof Also serves as a director of NTL, CoreComm and other privately owned companies.

     Warren Potash, has been a director form and prior to the Distribution. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position held since 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of NTL and CoreComm.

EXECUTIVE OFFICERS OTHER THAT DIRECTORS

     Richard J. Lubasch, 51, has been the Company's Vice President-General Counsel and Secretary from and prior to the Distribution. In April 1994, Mr. Lubasch was appointed Senior Vice President and Treasurer of the Company. Mr. Labasch was Vice President-General Counsel and Secretary of OCI from July 1987 until the CCI Merger. Mr. Lubasch is Senior Vice President-General Counsel and Secretary of NTL and CoreComm.

     Gregg Gorelick, 39, has been the Company's Vice President-Controller from and prior to the Distribution. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President-Controller of CCI from 1986 until the CCI Merger. Mr. Gorelick holds that position at NTL and CoreComm.

     Stanton N. Williams, 36, has been the Company's Vice President and Chief Financial Officer since March 1995. He had been the Director of Corporate Development for the Company from and prior to the Distribution, a title he currently holds at NTL and held a CCI, until the CCI Merges, and at CoreComm until he was appointed Vice-President-Chief Financial Offices in 1997. Prior to joining CCI in 1989, Mr. Williams was employed by Arthur Andersen & Co's consulting division.


          Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

           INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

          During calendar 1997, seven meetings (including regularly scheduled and special meetings) of the Board of Directors were held. Messrs. Knafel and Mintz serve as members of the Board of Director's compensation and option committee and Messrs. Mintz, Patricof and Potash serve as members of the Board of Director's audit committee. The compensation and option committee reviews and makes recommendations regarding annual compensation for Company officers and the audit committee oversees the Company's financial reporting process on behalf of the Company's Board of Directors. During calendar 1997, the compensation and option committee held two meetings and the audit committee held one meeting. No director during calendar 1997 attended fewer than 88% of the meetings of the Board of Directors and committee meetings of which he was a member. There are no other committees of the Board of Directors. Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and the committees. In addition, as of December 31, 1997, Messrs. Knafel, Mintz. Patricof and Potash have each been granted options to purchase an aggregate of 66,282 shares of Common Stock at a weighted average price of $12.20 per share, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998, Directors are paid fee of $250 for each Board Meeting and committee meeting that they attend.

                             EXECUTIVE COMPENSATION

              COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

POLICY

     The Compensation and Option Committee of the Board of Directors (the "Committee") has the responsibility for the design and implementations of the Company's executive compensation program. The Committee is composed entirely of independent non-employee directors.

     The Company's executive compensation program is designed to be closely linked to corporate performance and return to shareholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of an executive's aggregate compensation to the appreciation in the Company's stock price. In addition, executive bonuses are linked to the achievement of operational goals and therefore relate to shareholders return. The overall objective of this strategy is to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to link executive and shareholder interests through equity-based compensation, thereby seeking to enhance the Company's profitability and shareholder value.

     The Committee also recognizes that for Messrs. Ginsberg, Knapp, Lubesch, Williams and Gorelick, the cash portion of their compensation is small in light of their compensation from NTL (which is reimbursed to NTL by the Company based on a reasonable estimate of the time these executives spent on Company activity in the relevant period). The Committee believes that for such executives stock-based compensation becomes even more significant.

     Each year the Committee conducts a review of the Company's executive compensation program to determine the appropriate level and forms of compensation. Such review permits an annual evaluation of the link between the Company's performance and its executive compensation.

     In assessing compensation levels for the named executives, the Committee recognizes the fact that such executives have participated in the development of the Company (and its predecessors) from its earliest stages, and have produced consistent significant long-term value for stockholders of the Company (and its predecessors) over such period. In determining the annual compensation for the Chief Executive Officer, the committee uses the same criteria as it does for the other named executives.

BASE SALARY AND BONUS

     In furtherance of the Company's incentive-oriented compensation goals set forth above, cash compensation (annual base salary and bonus) is generally set below levels paid by comparable sized telecommunications companies and is supplemented by equity-based option grants. With respect to 1997, the annual salary for each of the named executive officers remained the same as in 1996. In 1997, Messrs. Ginsberg, Lubasch, Williams and Gorelick received bonuses of $120,000, $40,000, $40,000 and $10,000, respectively.
This level of emphasis on bonus reflects the Committee's view that meaningful percentage of compensation should be performance based and the Committee intends to continue to determine bonuses in this light.

STOCK OPTIONS

     Under the Company's stock option plan, stock options were granted to certain Company executive officer during 1997. Information with respect to such option grants to the named executives is set forth in the "Option Grants Table."

     Stock options are designed to align the interest of executives with those of the stockholders. The options generally are granted at an exercise price equal to the market price of the Common Stock on the date of grand and vest over a period of five years. Accordingly, the executives are provided additional incentive to create shareholders value over the long term since the full benefits of the options cannot be realized unless stock price appreciation occurs over a number of years.

     In determinging individual option grants, the Committee takes into considerations the number of options previously granted to that individual, the amount of time and effort dedicated to the Company during the preceding year and expected commitment to the Company on a forward-looking basis. The Committee also strives to provide each option recipient with an appropriate incentive to increase shareholder value, taking into consideration their cash compensation levels.

     In 1995, 1996 and 1997, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998, Mr. Ginsberg received options to purchase 112,500 shares of Common Stock at an exercise price of $27.83, 75,000 shares of Common Stock at an exercise price of $22.17 and 90,000 shares of Common Stock at an exercise price of $18.67, respectively, (the fair market value of the Common Stock on the dates of grant). Mr. Ginsberg now owns 359,746 shares of the Company's Common Stock and holds options to purchase an additional 763,173 shares. The Committee believes that the equity interest in the Company held by the named executive officers, including Mr. Ginsberg, represents a significant incentive to increase overall shareholder value.

COMPENSATION DEDUCTION CAP POLICY

    In 1994, the Company's stockholders approved an amendment to the Company's stock option plan, among other things, bring the plan into compliance with the rules regarding non-deductibility of compensation in excess of $1 million under sec. 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Any compensation realized from the exercise of such stock options granted at fair market value as of the date of grant thus would generally be exempt from the deduction limitations under sec.162(m) of the Code. Other annual compensation, such as salary and bonus, is not expected to exceed $1 million per exeuctive.

                                         THE COMPENSATION AND OPTION COMMITTEE
                                         Sidney R. Knafel
                                         Del Mintz

GENERAL

    The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers for the three years ended December 31, 1997.

                       SUMMARY COMPENSATION TABLE*




                                                                                                  LONG-TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                                 ANNUAL COMPENSATION               COMMON              ALL
                                                          --------------------------------          STOCK             OTHER
                                                                     SALARY    BONUS             UNDERLYING       COMPENSATION
     NAME AND PRINCIPAL POSITION                          YEAR         ($)      ($)            OPTIONS($)(1)           ($)
     ---------------------------                          ----      -------    -------       ----------------    -------------
William B. Ginsberg..................................     1997       18,000    120,000           90,000                 --
  Chairman, President and                                 1996       18,000    130,000           75,000                 --
  Chief Executive Officer                                 1995       18,000    100,000          112,500                 --
J. Barclay Knapp.....................................     1997       18,000       --               --                   --
  Executive Vice President and                            1996       18,000       --               --                   --
  Chief Operating Officer                                 1995       18,000       --              7,500                 --
Richard J. Lubasch...................................     1997       12,000     40,000           30,000                 --
  Senior Vice President..General                          1996       12,000     50,000           22,500                 --
  Counsel, Treasurer and Secretary                        1995       12,000     55,000           22,500                 --
Stanton N. Williams(2)...............................     1997       12,000     40,000           30,000                 --
  Vice President                                          1996       12,000     50,000           30,500                 --
  Chief Financial Officer............................     1995       12,000     55,000           45,000                 --
Gregg Gorelick.......................................     1997        9,000     10,000            7,500                 --
  Vice President  -- Controller                           1996        9,000     20,000            7,500                 --
                                                          1995        9,000     25,000            3,750                 --

--------------------------------------------
* OCI provided management, financial, legal and technical services to the Company until the OCI Merger. Amounts charged to the Company by OCI consisted of salaries and indirect costs allocated to the Company. For the years ended December 31, 1996 and 1995, OCI charged the Company $232,000 and $896,000, respectively. In August 1996, upon the OCI Merger, NTL commenced providing management, financial, legal and technical services to the Company. Amounts charged to the Company consist of salaries and indirect costs allocated to the Company. In 1997 and 1996, NTL charged the Company $871,000 and $351,000, respectively. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. However, in the opinion of management of the Company, the allocation method is reasonable. The named executives had received salaries from OCI and now receive salaries from NTL and spend portions of their time providing executive management to the Company.

(1) After giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998.

(2) Mr. Williams was appointed Vice President and Chief Financial Officer in March 1995.

OPTION GRANTS TABLE


     The following table provides information on stock option grants during 1997 to the named executive officers.

                  OPTION GRANTS IN LAST FISCAL YEAR


                                                  INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE
                                   -----------------------------------------------    VALUE AT ASSUMED ANNUAL
                                   NUMBER OF    % OF TOTAL                            RATE OF STOCK PRICE
                                   SECURITIES     OPTIONS                            APPRECIATION FOR OPTION
                                   UNDERLYING   GRANTED TO    EXERCISE                       TERM(2)
                                     OPTIONS     EMPLOYEES     OR BASE               ------------------------
                                     GRANTED     IN FISCAL      PRICE    EXPIRATION     5%($)        10%($)
                                      (#)(1)       YEAR       ($/SHARE)     DATE        $30.41       $48.42
                                   ----------   -----------   ---------  ----------  -----------   ----------

William B. Ginsberg ...............   90,000      53.10%        18.67     03/10/07     1,056,600    2,677,800
J. Barclay Knapp ..................       --         --            --           --            --           --
Richard J. Lubasch ................   30,000      17.70         18.67     03/10/07       352,200      892,600
Stanton N. Williams ...............   30,000      17.70         18.67     03/10/07       352,200      892,600
Gregg Gorelick ....................    7,500       4.42         18.67     03/10/07        88,050      223,150


-------------

(1) All options were granted on March 11, 1997 at an exercise price equal to the closing price of the Common Stock on The Nasdaq Stock Market's National Market ("NNM") on such date after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998; 20% were exercisable upon issuance, 20% became exercisable on January 1, 1998 and an additional 20% will become exercisable on each of January 1, 1999, 2000 and 2001. Upon a change of control of the Company all unvested options become fully vested and exercisable.

(2) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) specified by the SEC, and have not been discounted to reflect the present value of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of the Common Stock.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on stock option exercises during 1997 by the named executive officers and the value at December 31, 1997 of unexercised in-the-money options held by each of the named executive officers after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR-END AND
                      FISCAL YEAR-END OPTION VALUES


                                                            NUMBER OF SECURITIES        VALUE OF
                                                                  UNDERLYING        UNEXERCISED IN-THE-
                                   SHARES                     UNEXERCISED OPTIONS    MONEY OPTIONS AT
                                ACQUIRED ON                      AT FY-END (#)         FY-END ($)*
                                 EXERCISE         VALUE        EXERCISABLE(E)/      EXERCISABLE(E)/
             NAME                   (#)         REALIZED ($)    UNEXERCISABLE(U)     UNEXERCISABLE(U)
             ----               -----------     ------------ --------------------  --------------------

William B. Ginsberg ..........           --               --       567,423(E)          12,867,447(E)
                                                                   195,750(U)           2,116,950(U)
J. Barclay Knapp .............           --               --       264,779(E)           7,239,230(E)
                                                                    18,750(U)             318,910(U)
Richard J. Lubasch ...........           --               --        94,535(E)           2,083,872(E)
                                                                    48,750(U)             495,630(U)
Stanton N. Williams ..........       34,877          569,958        81,000(E)             979,080(E)
                                                                    69,000(U)             698,520(U)
Gregg Gorelick ...............        2,250           33,818        53,378(E)           1,454,066(E)
                                                                    13,125(U)             142,565(U)


--------------
* Based on the closing price on the NNM on December 31, 1997 of $31.17, after giving retroactive effect to the 3-for-2 stock split by way of stock dividend, paid on April 14, 1998.

PERFORMANCE GRAPH

     The following graph sets forth the Company's cumulative shareholder return from December 31, 1992 through December 31, 1997 as well as The Nasdaq Stock Market (U.S.) Index and the Center for Research in Security Prices ("CRSP") Index of Nasdaq Telecommunications Stocks during such time period.

                                  'Cellular               NASDAQ          NASDAQ Stock
     Measurement Period         Communications       Telecommunications   Market (U.S.)
   (Fiscal Year Covered)     International, Inc.'         Stocks              Index

12/31/92                            100.00                100.00              100.00
12/31/93                            344.58                154.19              114.80
12/30/94                           1033.75                128.69              112.21
12/29/95                           1015.92                168.51              158.70
12/31/96                            689.16                172.29              195.19
12/31/97                           1110.98                254.48              239.53


-------------
Note: Stock price performance shown above for the Common Stock is historical and not necessarily indicative of future price performance.